PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED MAY 10, 2005)	REGISTRATION NO. 333-120675

$80,000,000

AQUANTIVE, INC.
2.25% CONVERTIBLE SUBORDINATED NOTES DUE 2024

     This prospectus supplement relates to the resale by the holders (the “Selling Securityholders”) of 2.25% Convertible Subordinated Notes due 2024 (the “Notes”) of aQuantive, Inc. (the “Company”) and the shares of common stock issued upon conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 10, 2005, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is superseded in part by the information appearing in the table below:

	Principal Amount of Notes		Shares of Common Stock
			Number		Number
			Beneficially		Beneficially
	Beneficially		Owned		Owned	Percentage
	Owned and	Percentage	Prior to the	Number	Following	Outstanding
	Offered	of Notes	Conversion	Offered	the Offering	Following
Name (1)	Hereby	Outstanding	(2)	Hereby (3)	(4)	the Offering
Calyon Securities (USA) Inc.	2,000,000	2.5	—	154,080	—	—

Sub-total	72,150,000	90.2	339,520	5,558,432	339,520	*
Any other holder of notes or future transferee, pledge, donee or successor of any holder not named herein (5)(6)	7,850,000	9.8	N/A	604,764	N/A	N/A

Total	80,000,000	100		6,163,196

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying shares of common stock by transferees, pledgees, donees or other successors in interest that receive such securities by gift, partnership distribution or other non-sale-related transfer from the named selling securityholders.

(2)	Figures in this column do not include the shares of common stock issuable on conversion of the notes that are listed in the column entitled “Number Offered Hereby.”

(3)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $12.98 per share and the subsequent offer for sale of all shares of common stock issuable on conversion of the notes. However, this conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of shares of common stock issuable on conversion of the notes may increase or decrease in the future.

(4)	Assumes sale, transfer or other disposition of all shares of common stock issuable on conversion of the notes.

(5)	Information about other selling securityholders will be set forth in post-effective amendments or supplements to this prospectus, if required.

(6)	Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any shares of common stock other than the shares of common stock issuable on conversion of the notes at the initial conversion rate.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated May 26, 2005